                                                                    EXHIBIT 12.1

                             AMKOR TECHNOLOGY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)



                                                                    YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------------------
                                                1998           1999          2000          2001          2002
                                              ---------     ---------     ---------     ---------     ---------
Earnings
   Income (loss) before income taxes and
     equity in income (loss) of investees
     and minority interest ..............     $ 100,735     $ 105,288     $ 197,429     $(429,950)     (550,847)

   Interest expense .....................        25,860        61,803       127,027       152,067       143,441

   Amortization of debt issuance costs ..         1,217         3,466         7,013        22,321         8,251

   Interest portion of rent .............         2,584         3,481         4,567         7,282         4,995

   Less loss of affiliates ..............            --         2,622            --            --            --
                                              ---------     ---------     ---------     ---------     ---------

                                              $ 130,396     $ 176,660     $ 336,036     $(248,280)    $(394,160)
                                              =========     =========     =========     =========     =========


Fixed Charges
   Interest expense .....................        25,860        61,803       127,027       152,067       143,441

   Amortization of debt issuance costs ..         1,217         3,466         7,013        22,321         8,251

   Interest portion of rent .............         2,584         3,481         4,567         7,282         4,995
                                              ---------     ---------     ---------     ---------     ---------

                                              $  29,661     $  68,750     $ 138,607     $ 181,670     $ 156,687
                                              =========     =========     =========     =========     =========

Ratio of earnings to fixed charges ......          4.4x          2.6x          2.4x          -- x(1)       -- x(1)
                                              =========     =========     =========     =========     =========


(1) The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $550.8 million of earnings during the year ended December 31, 2002. We recorded charges totaling $292.0 million for the year ended December 31, 2002 for goodwill and long-lived asset impairments, lease terminations and other exit costs. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $430.0 million of earnings in the year ended December 31, 2001.